Exhibit 99.1

Mr. Gary L. Martin
Chairman
Mr. Joseph B. Armes
President/CEO

Capital Southwest Corporation
12900 Preston Road
Suite 700
Dallas, TX 75230	11/22/13

Dear Gary and Joe;

As you both know, I have been facing significant personal issues in terms of the deteriorating health of both of my parents over the past year and a half, and have been spending an extensive amount of time going to New Jersey to assist their efforts. In fact, I just returned from a week there visiting all of their doctors, and found that their respective issues have significantly worsened. This unfortunate situation is going to require even more of my time in the future.

As such, I must resign from the board of Capital Southwest Corp, effective immediately, as I feel that my priority must be to focus on my family in the near term, while I have that opportunity. In speaking with each of you today regarding my decision, I very much appreciate you both understanding and supporting my decision.

Please accept this resignation with my deepest gratitude for my time spent with CSWC. I want to wish each of you, as well as the entire Capital Southwest organization, much success going forward in the future.

Sincerely;

/s/ Richard F. Strup
Richard F. Strup